Exhibit 4.4.(a).94

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 78

By virtue of the authority of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the arguments of Partner Communications Company Ltd. (hereinafter: “Partner”), we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Appendix N	1.	Instead of that written in sub-section 3.1(e), shall come:
	"	(e)	The ability of the caller to disconnect the call before the beginning of provision of the service, with no charge, by the end of hearing the sound as set forth in article 3.2."

	2.	Instead of article 3.2 shall come:
3.2
Upon hearing the end of the recorded message, as set forth in article 3.2 and before the beginning of provision of the service, the Hosting Licensee shall play a special sound for the caller and afterwards be given at least a  5 second pause to disconnect the call, without being charged at the Premium Tariff; the Licensee may give the Subscriber the opportunity to confirm receipt of the service by pressing a certain key on the handset in his possession in order to begin the provision of the service even before the said pause is over."

	3.	Instead of article 4.1, shall come:
	"	4.1	At the end of the said procedure in article 3.2, the caller will be given the opportunity to purchase the Premium Service."

	4.	Instead of sub-section 10.3a, b and c, shall come:
	"	(a)	The name of the Hosting Licensee and its address;
		(b)	The registration number or business number of the Hosting License;
		(c)	Details that allow contacting the Hosting Licensee, including a telephone number."
Commencement	5.	a.	The commencement of article 167D1 of the License, whose title is "Premium Service", will be postponed until December 15, 2014.
		b.	The Service Access Form shall be placed on the Licensee's website within three (3) working days from the commencement date.

(September 18, 2014)

     (sgd)
________________
Avi Berger
Director General